Exhibit 99.1
                                  PRESS RELEASE

   (For Further Information Contact: Jonathan P. Robinson, CFO (610) 878-7429)

                    CRW FINANCIAL, INC. AGREES TO MERGE WITH
                          TELESPECTRUM WORLDWIDE, INC.

     WEST CONSHOHOCKEN, PA. JUNE 11, 1998 CRW FINANCIAL, INC. (Nasdaq Small Cap Market symbol: CRWF) today announced that it has signed a non-binding memorandum of terms to merge with TeleSpectrum Worldwide, Inc. (Nasdaq NMS symbol: TLSP). The terms of the merger call for each share of CRWF stock to be exchanged for
 .709 shares of TLSP common stock plus approximately $0.18 per share in cash.

     CRWF also announced that after a nine-month search to locate a third party buyer, it has signed a letter of intent to sell its Casino Money Centers, Inc. subsidiary to an entity controlled by J. Brian O'Neill, CRWF's Chief Executive Officer, for $2.1 million in cash. Both the merger and sale of CMC are subject to the completion of a definitive merger and purchase agreement, respectively, as well as completion of due diligence, board of directors and special committee approvals, including the receipt of fairness opinions by an independent financial advisor to CRWF's special committee of its board of directors and shareholder approvals.

     The cash proceeds from the sale of Casino Money Centers, Inc. will be used to extinguish all of CRW's liabilities existing immediately prior to closing. CRWF's remaining cash on hand immediately prior to closing after payment of these liabilities will be acquired by TLSP in the merger. As a result, the amount of cash per share paid by TLSP in the merger will be dependent upon this remaining amount of CRWF cash. In addition, all outstanding options, warrants and rights pursuant to convertible indebtedness to acquire CRWF common stock will be converted into rights to acquire the TLSP stock and cash merger consideration. CRWF currently expects the merger to close by the fourth quarter of 1999.

     CRW Financial, Inc. founded TLSP in April 1996. TLSP is a premier provider of call center related services. CRWF currently owns 6,268,173 shares of TLSP common stock (excluding 678,410 shares of TLSP common stock owned by CRWF, but subject to call options, written by CRWF with an exercise price of $1.50 per share). CRW currently has 6,473,853 shares of CRW common stock outstanding. In addition, options, warrants and rights pursuant to convertible indebtedness to purchase 1,980,101 shares of CRW are currently exercisable. The aggregate exercise proceeds from the derivatives described above is $5,678,854.

     This press release contains forward-looking statements relating to the closing of the merger and sale of CMC and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the merger or the sale of CMC to be terminated. The words "expects" and "approximately" identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.